Exhibit 99.1

NPS Pharmaceuticals and Ventiv Health Announce

The Launch of a Specialty Sales Force

New Sales Force Promoting Kineret® to Rheumatologists

March 3, 2005

Salt Lake City, UT and Somerset, NJ

NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) and Ventiv Health, Inc. (NASDAQ: VTIV), announced today that they have introduced a specialized sales team to promote Kineret® (anakinra), a biologic therapy owned by Amgen Inc., for the reduction in signs and symptoms of moderately to severely active rheumatoid arthritis (RA) in adult patients who have failed one or more disease modifying antirheumatic drugs. Under an agreement with Amgen, NPS is the exclusive representative of the drug to rheumatologists in the U.S.

In August 2004, NPS announced that it would promote Kineret® and receive a percentage of incremental revenues from Amgen. Amgen will supply product, sales materials, and support to NPS for its promotion of Kineret to rheumatologists. NPS has now partnered with Ventiv to recruit and train a dedicated sales force to provide the promotional effort for Kineret®.

Terrell Herring, President and COO, Ventiv Pharma Services™ said, “Being able to assist NPS in launching its sales organization and promoting Kineret® is extremely exciting for Ventiv. We are very pleased to be working with NPS Pharmaceuticals on this important initiative. Developing a specialized sales force for an important drug like Kineret® is one of our core strengths.”

Commenting on the agreement, Tom Heath, Senior Vice President, Marketing and Sales, at NPS Pharmaceuticals said, “Kineret® is an important drug for RA patients who have failed to respond to anti-TNF therapies. Our partnerships with Amgen and Ventiv are important steps for NPS as we make our debut into the pharmaceutical market place. We are pleased to have Ventiv, a market leader, assist us in creating a sales force to promote Kineret® and to introduce our company to the rheumatology community.”

Ventiv also provides NPS with recruitment, training, fleet services, data collection and management services through Total Data Solutions™, and all product literature delivery and other non-personal promotion support through its PROMOTECH division.

About Ventiv Health

Ventiv Health, Inc. (NASDAQ: VTIV) is the leading provider of late-stage clinical, sales, marketing and compliance solutions to pharmaceutical and biotech companies. Ventiv is a multi-disciplinary company with a singular focus on providing excellence in customized solutions across the full spectrum of services combining both integrated and independent programs. Ventiv’s approximately 4,000 employees support over 75 client organizations, including the world’s Top 20 pharmaceuticals companies as well as emerging and specialty biotech leaders. For more information on Ventiv Health, visit www.ventiv.com.

About NPS Pharmaceuticals

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Contact Information

For Ventiv: Corporate: John Emery, CFO Ventiv Health, Inc. (732) 537-4804 investor@ventiv.com	Investors: Felicia Vonella Lazar Partners Ltd. (212) 867-1762 fvonella@lazarpartners.com	Media: Kellie Walsh Lazar Partners Ltd. (212) 867-1762 kwalsh@lazarpartners.com

For NPS: David Clark VP, Corporate Affairs (801) 883-2415 dlclark@npsp.com

Ventiv Health Inc. Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks that may cause Ventiv Health’s performance to differ materially. Such risks include, without limitation: changes in trends in the pharmaceutical industry or in pharmaceutical outsourcing; our ability to compete successfully with other services in the market; our ability to maintain large client contracts or to enter into new contracts; uncertainties related to future incentive payments; and, our ability to operate successfully in new lines of business. Readers of this press release are referred to documents filed from time to time by Ventiv Health Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

NPS Pharmaceuticals, Inc. Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to our intent to commercialize small molecules and recombinant proteins as drugs. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 3, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10 K/A for the year ended December 31, 2003, and our Quarterly Report on Form 10Q for the quarter ended September 30, 2004.

Kineret® is a registered trademark of Amgen